EXHIBIT 3.15

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

OMNISOURCE CORPORATION

(AS AMENDED JANUARY 25, 1999)

ARTICLE I-Name

The name of the Corporation is OmniSource Corporation.

ARTICLE II — Purpose

The purposes for which the Corporation is formed are, without limitation, to engage in any and all lawful business or activity for which corporations may be incorporated under the Indiana Business Corporation Law, as may be amended from time to time, including but not limited to engaging in the purchase and sale of new and used materials of all kinds.

ARTICLE III - Period of Existence

The period during which the Corporation shall continue as a corporation is perpetual.

ARTICLE IV-Principal/Registered Office and Registered Agent

Section 1. Principal/Registered Office. The street address of the Corporation’s principal/registered office is 1610 North Calhoun Street, Fort Wayne, Indiana 46808.

Section 2. Registered Agent. The Corporation’s registered agent at the principal/registered office for service of process is Leonard Rifkin.

ARTICLE V - Authorized Shares

The total number of shares into which the authorized capital stock is to be divided is 25,000,000 common shares having a par value of $0.01 per share.

ARTICLE VI - Classes of Authorized Shares

All shares shall be common shares which are alike in all respects.

ARTICLE VII - Voting Rights of Authorized Shares

The holders of the common shares shall have full voting rights, shall be entitled to one vote for each share owned, and shall be entitled to receive a pro rata share of the net assets of the Corporation upon dissolution.

ARTICLE VIII - Directors

The number of directors may be from time to time fixed by the By-Laws of the Corporation at any number. In the absence of a By-Law fixing the number of directors, the number shall be four (4). Directors need not be shareholders of the Corporation.

ARTICLE IX—Indemnification

Section 1. Definitions. For purposes of this Article IX, the following definitions shall apply:

(a)       Corporation. The term “Corporation” shall include the Corporation and any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(b)         Director. “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the Corporation’s request if the director’s duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(c)        Officer. “Officer” means an individual who is or was an officer of the Corporation or an individual who, while an officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not An officer is considered to be serving an employee benefit plan at the Corporation’s request if the officer’s duties to the Corporation also impose duties on, or otherwise involve services by, the officer to the plan or to participants in or beneficiaries of the plan. “Officer’’ includes, unless the context requires otherwise, the estate or personal representative of an officer.

(d)       Expenses. “Expenses” include counsel fees.

(e)        Liability. “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(f)         Official Capacity. “Official capacity” means:

(1)      when used with respect to a director, the office of director in the Corporation; and

(2)       when used with respect to an officer, the office in the Corporation held by the officer. “Official capacity” does not Include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

(g)     Party. “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(h)       Proceeding. “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether c criminal, administrative, or investigative and whether formal or informal.

Section 2. Mandatory Indemnification. The Corporation shall indemnity a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the Corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 3- Other Indemnification.

(a) Without limiting the provisions of Section 2, the Corporation shall indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

(1)      the individual’s conduct was in good faith; and

(2)      the individual reasonably believed:

(A) in the case of conduct in the individual’s official capacity with the Corporation, that the individual’s conduct was in its best interests; and

(B) in ail other cases, that the individual’s conduct was at least not opposed to its best interests; and

(3)         in the case of any criminal proceeding, the individual either:

(A)      had reasonable cause to believe the individual’s conduct was lawful; or

(B)      had no reasonable cause to believe the individual’s conduct was unlawful.

(b) A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d) The Corporation may not indemnify a director under this section:

(1)       in connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation; or

(2)       in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

(e)    Indemnification permitted under this Section in connection with a proceeding by or in the right of the Corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 4. Advancement of Expenses.

(a) The Corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

(1) the director furnishes the Corporation a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in Section 3 of this Article;

(2) the director furnishes the Corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and

(3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

(b) The undertaking required by Subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(c) Determinations and authorizations of payments under this Section shall be made in the manner specified in Section 6 of this Article.

Section 5. Application to Court. A director of the Corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

(a)     the director is entitled to mandatory indemnification under Section 2 of this Article, in which case the court shall also order the Corporation to pay die director’s reasonable expenses incurred to obtain court-ordered indemnification; or

(b)      the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 3 of this Article.

Section 6. Determination and Authorization.

(a)  The Corporation may not indemnity a director under Section 3 of this .Article unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because die director has met the standard of conduct set forth in Section 3 of this .Article.

(b)  The determination shall be made by any one (1) of the following procedures:

(1)      By the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to be proceeding.

(2)      If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding.

(3)     By special legal counsel:

(A)      selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

(B)      if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full Board of Directors (in which selection directors who are parties may participate).

(4)      By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

(c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under Subsection (b)(3) to select counsel.

Section 7. Indemnification of Officers.

(a)  An officer of the Corporation, whether or not a director, is entitled to mandatory indemnification under Section 2 of this Article, and to the indemnification under Section 3,. and is entitled to apply for court-ordered indemnification under Section 5 of this Article, in each case to the same extent as a director; and

(b)  the Corporation may indemnify and advance expenses under this Article to an officer, whether or not a director, to the same extent as to a director.

Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation, or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under Sections 2 or 3 of this Article.

Section 9. Miscellaneous.

(a)     The indemnification and advance for expenses provided for or authorized by this Article does not exclude any other rights to indemnification and advance for expenses that a person may have under:

(1)       the Corporation’s Bylaws;

(2)      a resolution of the Board of Directors or of the shareholders; or

(3)       any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.

(b)      This Article does not limit the Corporation’s power to pay or reimburse expenses incused by a director, officer, employee, or agent in connection with the person’s appearance as a witness in a proceeding at a time when die person has not been made a named defendant or respondent to the proceeding.

(c)       The rights of indemnification herein provided shall be severable, shall continue as to a person who has ceased to serve as a director or officer and snail inure to the benefit of the heirs, executors, administrators and other legal representatives of such person.

(d)        Subject to the limitations above imposed in this Article, it is intended by this Article to grant indemnification to the full extent permissible under the law. It is not intended, however, that the provisions of this indemnification shall be applicable to, and this Article is not to be construed as granting indemnity with respect to, matters as Jo which indemnification would be in contravention of the laws of the State of Indiana or the United States of America whether as a matter of public policy or pursuant to any statutory provision.

ARTICLES OF AMENDMENT

OF THE ARTICLES OF INCORPORATION

OF OMNISOURCE CORPORATION

(Adopted April 10, 2006)

The exact text of Articles V, VI and VII of the Articles of Incorporation is now as follows:

ARTICLE V — Authorized Shares

The total number of shares which the Corporation shall have authority to issue is thirty million (30,000,000) shares, consisting of three million (3,000,000) shares of a class of shares to be known as Voting Common Stock and twenty-seven million (27,000,000) shares of a class of shares to be known as Nonvoting Common Stock.  All shares shall have no par value.

ARTICLE VI — Voting Rights of Authorized Shares.

Section 1. Voting Rights of Voting Common Stock. Except as otherwise provided by law or in these Articles of Incorporation, every outstanding share of Voting Common Stock shall have one (1) vote on each matter voted on at a shareholders’ meeting.

Section 2.  Section 1. Voting Rights of Nonvoting Common Stock. Except as otherwise provided by law or in these Articles of Incorporation, every outstanding share of Nonvoting Common Stock shall not have a vote on each matter voted on at a shareholders’ meeting.

ARTICLE VII — Other Terms of Voting Common Stock and Nonvoting Common Stock

Except as provided in Article VI with respect to voting rights, Voting Common Stock and Nonvoting Common Stock shall be alike in all respects, including, but not limited to, identical rights to distribution and liquidation proceeds.